AUTHORIZATION

The undersigned, Robert J. Simon,  hereby authorizes Marcia H. Kendrick to execute any Form 3, Form 4, or Form 5 to be filed with the Securities and Exchange Commission with respect to Seitel, Inc. for a period of one year from the date hereof.

Date: June 14, 2002

/s/ Robert J. Simon

Robert J. Simon